                                                                    EXHIBIT 10.3



                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                              IMCO RECYCLING INC.,

                       IMCO RECYCLING OF COLDWATER INC.,

                             ALCHEM ALUMINUM, INC.,

                                      AND

                   THE SHAREHOLDERS OF ALCHEM ALUMINUM, INC.




                               NOVEMBER 14, 1997

                               TABLE OF CONTENTS

                                                                                                                       Page
                                                                                                                       ----
ARTICLE 1          DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

ARTICLE 2          MERGER; CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         2.1       The Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         2.2       Terms of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.3       Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.4       Accounting Treatment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

ARTICLE 3          REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS   . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.1          . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.2       Additional Representations and Warranties of the Shareholders  . . . . . . . . . . . . . . . . . .  29
         3.3       Limitations of Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE 4          REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB   . . . . . . . . . . . . . . . . . . . . .  31
         4.1       Organization and Good Standing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         4.2       Authority; No Conflict   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         4.3       Investment Intent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         4.4       Certain Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         4.5       Brokers or Finders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE 5          COVENANTS OF THE SHAREHOLDERS PRIOR TO CLOSING DATE  . . . . . . . . . . . . . . . . . . . . . . .  32
         5.1       Access and Investigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         5.2       Operation of the Businesses of the Company   . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         5.3       Negative Covenant  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         5.4       Required Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         5.5       Notification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         5.6       Payment of Indebtedness by Related Persons   . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         5.7       Best Efforts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         5.8       Dissenter's Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         5.9       No Shopping  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         5.10      Futures Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

ARTICLE 6          COVENANTS OF BUYER AND MERGER SUB PRIOR TO CLOSING DATE  . . . . . . . . . . . . . . . . . . . . .  34
         6.1       Approvals of Governmental Bodies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         6.2       Best Efforts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

ARTICLE 7          CONDITIONS PRECEDENT TO BUYER'S AND MERGER SUB'S OBLIGATION TO CLOSE   . . . . . . . . . . . . . .  34
         7.1       Accuracy of Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         7.2       Shareholders' Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         7.3       Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         7.4       HSR Compliance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

         7.5       Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         7.6       Deliveries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         7.7       Environmental Report   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         7.8       No Proceedings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         7.9       No Claim Regarding Stock Ownership or Sale Proceeds  . . . . . . . . . . . . . . . . . . . . . . .  36
         7.10      No Prohibition   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         7.11      No Dissenters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         7.12      Indebtedness   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         7.13      Tax Deposit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

ARTICLE 8          CONDITIONS PRECEDENT TO SHAREHOLDERS'  OBLIGATION TO CLOSE   . . . . . . . . . . . . . . . . . . .  37
         8.1       Accuracy of Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         8.2       Buyer's and Merger Sub's Performance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         8.3       Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         8.4       Deliveries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

ARTICLE 9          TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         9.1       Termination Events   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         9.2       Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

ARTICLE 10         INDEMNIFICATION; REMEDIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         10.1      Survival; Right to Indemnification Not Affected by Knowledge   . . . . . . . . . . . . . . . . . .  39
         10.2      Indemnification and Payment of Damages by Shareholders   . . . . . . . . . . . . . . . . . . . . .  39
         10.3      Environmental Indemnification; Post-Closing Report   . . . . . . . . . . . . . . . . . . . . . . .  40
         10.4      Time Limitations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         10.5      Limitations on Amount -- Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         10.6      Proportionate Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         10.7      Limited Recourse   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         10.8      Escrow   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         10.9      Procedure for Indemnification -- Third Party Claims  . . . . . . . . . . . . . . . . . . . . . . .  42
         10.10     Procedure for Indemnification -- Other Claims  . . . . . . . . . . . . . . . . . . . . . . . . . .  43

ARTICLE 11         GENERAL PROVISIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         11.1      Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         11.2      Public Announcements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         11.3      Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         11.4      Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         11.5      Jurisdiction; Service of Process   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         11.6      Further Assurances   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         11.7      Waiver   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         11.8      Entire Agreement and Modification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         11.9      Disclosure Letter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         11.10     Assignments, Successors and No Third-party Rights  . . . . . . . . . . . . . . . . . . . . . . . .  46
         11.11     Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         11.12     Section Headings, Construction   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         11.13     Time of Essence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         11.14     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         11.15     Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

                                    EXHIBITS

Exhibit A        Shareholder Ownership and Percentage of Company Shares
Exhibit B        Form of Escrow Agreement
Exhibit C        Form of Shareholder Release
Exhibit D        Form of Employment Agreement
Exhibit E        Form of Registration Rights Agreement
Exhibit F        Form of Opinion of Baker & Daniels
Exhibit G        Form of Investment Letter
Exhibit H        List of Properties
Exhibit I        Form of Opinion of Haynes and Boone, LLP

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger ("AGREEMENT") is made as of November 14, 1997, by and among IMCO RECYCLING INC., a Delaware corporation ("BUYER"), IMCO RECYCLING OF COLDWATER INC., a Delaware corporation ("MERGER SUB"), Alchem Aluminum, Inc., an Indiana corporation ("COMPANY"), and William Warshauer, an individual residing in Fremont, Indiana, Louise Warshauer, an individual residing in Fremont, Indiana, and Lawrence E. Donay, an individual residing in Angola, Indiana (collectively with William Warshauer and Louise Warshauer, the "SHAREHOLDERS").

         WHEREAS, the Shareholders own all of the outstanding shares of capital stock of the Company; and

         WHEREAS, Buyer is the sole shareholder of Merger Sub; and

         WHEREAS, the parties hereto desire to enter into this Agreement pursuant to which Buyer will acquire all of the outstanding shares of the capital stock of the Company by means of a merger of the Company with and into Merger Sub, upon the terms and subject to the conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants hereinafter set forth, the parties hereto agree as follows:

         The parties, intending to be legally bound, agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

         For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article 1:

         "ACCOUNTS RECEIVABLE" is defined in Section 3.1.8.

         "AFFILIATE" means any Person that, directly or indirectly, controls or is controlled by or under common control with, another Person. For the purposes of this definition, "control" (including the terms "controlled by" and "under common control with"), as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or by contract or otherwise.

         "APPLICABLE CONTRACT" means any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability or (c) by which the Company or any of the assets owned or used by it is or may become bound.

         "BALANCE SHEET" is defined in Section 3.1.4.

         "BEST EFFORTS" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

         "BORROWED MONEY" means, as of any date, the sum of the following (without duplication): (i) all indebtedness which would be classified as "funded indebtedness" or "long-term indebtedness" on a consolidated balance sheet of a Person and its consolidated Subsidiaries prepared as of such date in accordance with GAAP, (ii) all indebtedness, whether secured or unsecured, of a Person and its consolidated Subsidiaries, having a final maturity (or which is renewable or extendable at the option of the obligor for a period ending) more than one year after the date of creation thereof, notwithstanding the fact that payments in respect thereof (whether installment, serial maturity or sinking fund payments, or otherwise) are required to be made by the obligor less than one year after the date of the creation thereof and notwithstanding the fact that any amount thereof is at the time included also in Current Liabilities of such obligor, and (iii) all indebtedness of a Person and its consolidated Subsidiaries outstanding under a revolving credit or similar agreement providing for borrowings (and renewals and extensions thereof) over a period of more than one year, notwithstanding the fact that any such indebtedness is created within one year of the expiration of such agreement.

         "BREACH" means the following: a "BREACH" of a representation, warranty, covenant, obligation or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation or other provision, and the term "BREACH" means any such inaccuracy, breach, failure, claim, occurrence or circumstance.

         "BUYER" is defined in the first paragraph of this Agreement.

         "BUYER'S ADVISORS" is defined in Section 5.1.

         "BUYER'S CLOSING DOCUMENTS" is defined in Section 4.2.1.

         "CASH MERGER ADJUSTMENT AMOUNT" is defined in Section 2.2.3.

         "CASH MERGER CONSIDERATION" is defined in Section 2.2.1(b).

         "CLAIM" is defined in Section 10.5.

         "CLOSING" is defined in Section 2.3.

         "CLOSING BALANCE SHEET" is defined in Section 2.2.2.

         "CLOSING DATE" means the date and time as of which the Closing actually takes place.

         "COMPANY" is defined in the first paragraph of this Agreement.

         "COMPANY SHARES" means the Company's common shares, no par value, comprised of Series A and Series B.

         "CONSENT" means any approval, consent, ratification, waiver or other authorization (including any Governmental Authorization).

         "CONSTITUENT CORPORATIONS" means together, Merger Sub and the Company.

         "CONTEMPLATED TRANSACTIONS" means all of the transactions contemplated by this Agreement, including:

                 (a)      the Merger;

                 (b) the execution, delivery and performance of the Employment Agreements, the Shareholders' Releases, the Registration Rights Agreement and the Escrow Agreement; and

                 (c) the performance by Buyer, Merger Sub, the Company and Shareholders of their respective covenants and obligations under this Agreement.

         "CONTRACT" means any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding , including, without limitation, all commitments (in the form of accepted purchase orders) to sell products and/or services, or outstanding quotations, proposals or bids for the sale of goods and all commitments (in the form of issued purchase orders), or outstanding quotations, proposals or bids, to purchase or acquire raw materials, components, supplies or services.

         "CURRENT ASSETS" means, as of any date, the Company's current assets which would be reflected on the Company's balance sheet prepared as of such date in accordance with GAAP, but excluding (i) all accounts receivable in respect of products, goods and/or services which were delivered or performed by the Company at least 90 days prior to such date (except with respect to DuPage Diecasting Corporation, Niles, Illinois, for which the period shall be 100 days prior to such date) and (ii) intangible assets.

         "CURRENT LIABILITIES" means, as of any date, the current liabilities which would be reflected on the Company's balance sheet prepared as of such date in accordance with GAAP, but excluding current maturities of long-term debt.

         "DAMAGES" is defined in Section 10.2.

         "DGCL" means the Delaware General Corporation Law, as amended.

         "DISCLOSURE LETTER" means the disclosure letter delivered by the Shareholders to Buyer concurrently with the execution and delivery of this Agreement.

         "EFFECTIVE TIME" is defined in Section 2.1.2.

         "EMPLOYEE BENEFIT PLANS" is defined in Section 3.1.13.

         "EMPLOYMENT AGREEMENTS" is defined in Section 7.6.3.

         "ENCUMBRANCE" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

         "ENVIRONMENT" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

         "ENVIRONMENTAL, HEALTH AND SAFETY LIABILITIES" means any cost, damages, expense, liability, obligation or other responsibility arising from or under Environmental Law and consisting of or relating to (a) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial or inspection costs and expenses arising under Environmental Law; (b) financial responsibility under Environmental Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment or other remediation or response actions required or requested by any Governmental Body with respect to Hazardous Materials and for any natural resource damages with respect to Hazardous Materials; or (c) any other compliance, corrective, investigative or remedial measures required under Environmental Law. The terms "removal," "remedial," and "response action," include the types of activities covered by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA").

         "ENVIRONMENTAL LAW" means the (1) Toxic Substance Control Act, 15 U.S.C. Sections 2601 et seq., (2) National Historic Preservation Act, 16 U.S.C. Sections 470 et seq., (3) Coastal Zone Management Act of 1972, 16 U.S.C.
Section 1451 et seq., (4) Rivers and Harbors Act of 1899, 33 U.S.C. Sections 401 et seq., (5) Clean Water Act, 33 U.S.C. Sections 1251 et seq., (6) Flood Disaster Protection Act, 41 U.S.C. Sections 4001 et seq., (7) National Environmental Policy Act, 41 U.S.C. Sections 432` et seq., (8) Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901 et seq. ("RCRA"), (9) Clean Air Act, 41 U.S.C. Sections 7401 et seq., (10) Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq. ("CERCLA"); (11) Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq., (12) Safe Drinking Water Act, 42 U.S.C. Sections 300f et seq., (13) Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Sections 11001 et seq., (14) Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sections 136 et seq., (15) Occupational Safety and Health Act, 29 U.S.C. Sections 651 et seq., and (16) Solid Waste Disposal Act, 42 U.S.C. Sections 694 et seq., (17) Superfund amendments and Reauthorization Act of 1986, (18) Hazardous Materials Transportation Act and (19) all other federal, state, county, municipal and local, foreign and other statutes, laws, regulations, ordinances, codes, judgments or orders which relate to or deal with protection of human health or the Environment, all as in effect on the Closing Date.

         "ENVIRONMENTAL REPORT" is defined in Section 7.7.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor law and regulations and rules issued pursuant to that Act or any successor law.

         "ESCROW AGREEMENT" is defined in Section 2.2.3.

         "FACILITIES" means any real property, leaseholds or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures or equipment (including motor vehicles, tractors, vans, trailers and roll-off containers) currently or formerly owned or operated by the Company.

         "FUTURES CONTRACTS" is defined in Section 3.1.17.

         "GAAP" means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.1.4 were prepared.

         "GOVERNMENTAL AUTHORIZATION" means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "GOVERNMENTAL BODY" means any: (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

         "HAZARDOUS MATERIALS" means any substance, material or waste regulated under any of the Environmental Laws (including, without limitation, raw materials which contain hazardous materials) and (2) petroleum, petroleum products, asbestos, polychlorinated biphenyls, urea formaldehyde, and radon.

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "IBCA" means the Indiana Business Corporation Act, as amended.

         "IMCO SHARES" means shares of Buyer's common stock, par value $.10 per share.

         "INDEMNIFIED PERSONS" is defined in Section 10.2.

         "INTELLECTUAL PROPERTY ASSETS"  is defined in Section 3.1.22.

         "INTERIM BALANCE SHEET" is defined in Section 3.1.4.

         "IRC" means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code of 1986, as amended, or any successor law.

         "IRS" means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

         "KNOWLEDGE" means the following: an individual will be deemed to have "KNOWLEDGE" of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter. A Person (other than an individual) will be deemed to have "KNOWLEDGE" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

         "LEGAL REQUIREMENT" means any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

         "MARKS" is defined in Section 3.1.22.

         "MERGER" is defined in Section 2.1.1.

         "MERGER CONSIDERATION" means the consideration stated in Section 2.2.1(b), consisting of the Cash Merger Consideration and the Stock Merger Consideration, collectively, which shall be allocated and distributed in accordance with Section 2.2.1 to each holder of Company Shares outstanding immediately prior to the Effective Time.

         "NYSE" means The New York Stock Exchange.

         "ORDER" means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

         "ORDINARY COURSE OF BUSINESS" means the following: an action taken by a Person will be deemed to have been taken in the "ORDINARY COURSE OF BUSINESS" only if: (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person and (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority).

         "ORGANIZATIONAL DOCUMENTS" means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (e) any amendment to any of the foregoing.

         "PERSON" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

         "PLAN" is defined in Section 3.1.13.

         "PROCEEDING" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "RELATED PERSON" means, with respect to a particular individual: (a) each other member of such individual's Family; (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family; (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity). With respect to a specified Person other than an individual: (a) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person; (b) any Person that holds a Material Interest in such specified Person; (c) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (d) any Person in which such specified Person holds a Material Interest; (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (f) any Related Person of any individual described in clause (b) or (c). For purposes of this definition, (a) the "FAMILY" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree and (iv) any other natural person who resides with such individual and (b) "MATERIAL INTEREST" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

         "REGISTRATION RIGHTS AGREEMENT" is defined in Section 7.6.5.

         "RELEASE" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the Environment, whether intentional or unintentional.

         "REPRESENTATIVE" means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "SHAREHOLDERS" is defined in the first paragraph of this Agreement.

         "SHAREHOLDERS' CLOSING DOCUMENTS" is defined in Section 3.2.6.

         "SHAREHOLDERS' RELEASES" is defined in Section 7.6.2.

         "STOCK MERGER CONSIDERATION" is defined in Section 2.2.1(b).

         "SUBSIDIARY" means with respect to any Person (the "OWNER"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "SUBSIDIARY" means a Subsidiary of the Company.

         "SURVIVING CORPORATION" is defined in Section 2.1.1.

         "TAX" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under IRC Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

         "TAX RETURN" means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

         "THREAT OF RELEASE" means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

         "THREATENED" means the following: a claim, Proceeding, dispute, action or other matter will be deemed to have been "THREATENED" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

         "TRADE SECRET" is defined in Section 3.1.22.

         "TRANSFER" means any exercise, sale, transfer, encumbrance, gift, donation, assignment, grant of any interest, pledge, hypothecation or other disposition of any IMCO Shares or any interest therein, whether voluntary or involuntary, including, but not limited to, any transfer by operation of law, by court order, by judicial process, or by foreclosure, levy or attachment.

         "WORKING CAPITAL" means Current Assets less Current Liabilities.

                                   ARTICLE 2
                                MERGER; CLOSING

         2.1     The Merger.

                 2.1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the IBCA and the DGCL, at the Effective Time, the Company shall be merged with and into Merger Sub (the "MERGER"), in accordance with the terms set forth in this Agreement. From and after the Effective Time, the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware (the "SURVIVING CORPORATION"). The Merger shall be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware and Articles of Merger with the Secretary of State of the State of Indiana, together with all other documents, notices and filings required by the IBCA and the DGCL.

                 2.1.2 Effective Time of the Merger. The Articles of Merger and the Certificate of Merger shall provide that the Merger shall be effective as of the time of filing (the "EFFECTIVE TIME").

                 2.1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 23-1-40-6 of the IBCA and Section 259 of the DGCL. If at any time the Surviving Corporation shall consider or be advised that any further assignments, assurances in law or other acts or instruments are necessary or desirable to vest, perfect or confirm in the Surviving Corporation the title to any property or rights of the Constituent Corporations, the Constituent Corporations and their proper officers and directors shall and will do all such acts and things as may be necessary or proper to vest, effect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement.

                 2.1.4            Certificate of Incorporation; Bylaws;
Directors and Officers. The Certificate of Incorporation and Bylaws of Merger Sub, in each case as in effect at the Effective Time, shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation, except as described in Section 2.1.5. At the Effective Time, the Board of Directors and officers of the Surviving Corporation shall be comprised of the directors and officers of Merger Sub, to hold office until their respective successors are duly elected or appointed and qualified.

                 2.1.5            Amendment to Certificate of Incorporation.
At the Effective Time, Article First of the Certificate of Incorporation of Merger Sub shall be amended to read in its entirety as follows: "First: The name of the Corporation is Alchem Aluminum, Inc."

                 2.1.6 Tax Consequences. It is intended that the Merger shall constitute a reorganization described in Section 368(a)(2)(D) of the IRC and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the IRC. It shall not be a condition to the consummation of the Merger that any party hereto shall have received a ruling of the Internal Revenue Service as to the federal income tax consequences of the Merger.

         2.2     Terms of the Merger.

                 2.2.1    Merger Consideration.

                          (a) At the Effective Time, by virtue of the Merger and without any action by the holders of the Company Shares, all Company Shares issued and outstanding immediately prior to the Effective Time shall be canceled and retired and converted into and become rights to receive the Merger Consideration in the manner described in Section 2.2.1(c).

                          (b) Subject to the adjustments described below in Sections 2.2.2, 2.2.3 and 2.2.4, the aggregate Merger Consideration shall be equal to $49,250,000, less the amount of the Company's obligations for Borrowed Money as of October 31, 1997, as reflected on the Closing Balance Sheet. The aggregate Merger Consideration shall be payable at Closing by delivery of:

                                  (i)      1,208,339 IMCO Shares (the "STOCK
                 MERGER CONSIDERATION"); and

                                  (ii)     (subject to the adjustments
                 described below in Sections 2.2.2, 2.2.3 and 2.2.4), cash, payable by wire transfer of immediately available funds in the amounts and to the account(s) designated in writing by the Shareholders at least two (2) business days before the Closing, in a total amount equal to $26,250,000 less the amount of the Company's obligations for Borrowed Money as of October 31, 1997, as reflected on the Closing Balance Sheet (the "CASH MERGER CONSIDERATION").

                          (c) At the Effective Time, each issued and outstanding share of Company Shares shall be converted without any action on the part of the holder thereof into and be exchangeable for (i) an amount of the Cash Merger Consideration determined by multiplying the percentage set forth opposite such Shareholder's name on Exhibit A hereto by the aggregate amount constituting the Cash Merger Consideration and (ii) an amount of IMCO Shares determined by multiplying the percentage set forth opposite such Shareholder's name on Exhibit A hereto by the aggregate number of shares of IMCO Shares constituting the Merger Consideration.

                          (d) As soon as practicable after the Effective Time, the Merger Consideration shall be distributed pursuant to Section 2.2.1 and Section 2.2.2.

                          (e) At the Effective Time and in accordance with the terms of this Agreement, Buyer agrees to issue and deliver a sufficient number of IMCO Shares necessary to satisfy its obligations set forth in this Section 2.2.1.

                 2.2.2 Cash Merger Adjustment Amount. After the Closing Date, Buyer shall cause the Company to prepare, and will cause Ernst & Young to audit, a balance sheet for the Company as of October 31, 1997 in accordance with GAAP (the "CLOSING BALANCE SHEET"). Buyer shall deliver the Closing Balance Sheet to the Shareholders within sixty (60) days after the Closing Date. If within thirty (30) days following delivery of the Closing Balance Sheet, the Shareholders have not given Buyer notice of their objection to the Closing

Balance Sheet (such notice must contain a statement of the basis of the Shareholders' objection), then the Closing Balance Sheet will be used in computing the Cash Merger Adjustment Amount (defined below). If the Shareholders give such notice of objection, then the issues in dispute will be submitted to a nationally recognized firm of certified public accountants selected by the agreement of Buyer and the Shareholders (other than Ernst & Young or Arthur Andersen LLP, such other firm being referred to as the "Accountants"), for resolution. If issues in dispute are submitted to the Accountants for resolution, (i) each party will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and (iii) Buyer and the Shareholders shall each bear 50% of the fees of the Accountants for such determination.

                 2.2.3 Calculation of Cash Merger Adjustment Amount. The "CASH MERGER ADJUSTMENT AMOUNT" (herein so called) will be calculated as follows:

                          (a)     if the Company's Working Capital as
                 calculated on a FIFO basis, as set forth on the Closing Balance Sheet, exceeds $16,347,030, then the Cash Merger Adjustment Amount shall be equal to the sum of (i) the amount of such excess, plus (ii) (the ending LIFO inventory reserve, as set forth on the Closing Balance Sheet, minus $2,465,916) multiplied by 60%;

                          (b)     if the Company's Working Capital as
                 calculated on a FIFO basis, as set forth on the Closing Balance Sheet, is less than $16,347,030, then the Cash Merger Adjustment Amount shall be equal to the sum of (i) the amount of such deficit, plus (ii) (the ending LIFO inventory reserve, as set forth on the Closing Balance Sheet, minus $2,465,916) multiplied by 60%.

                 2.2.4 Payment of Adjustment. On the tenth business day following the final determination of the Cash Merger Adjustment Amount: if the Cash Merger Adjustment Amount is a positive number, then Buyer shall pay to the Shareholders (allocated among the Shareholders in accordance with the percentages set forth on Exhibit A hereto) the Cash Merger Adjustment Amount; if the Cash Merger Adjustment Amount is a negative number, then the Shareholders (each in accordance with the percentages set forth on Exhibit A hereto) shall pay to Buyer the Cash Merger Adjustment Amount. Payments must be made by wire transfer to specified bank accounts in immediately available funds.

                 2.2.5 Exchange Procedure for the Shareholders. After the Effective Time, each holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Shares shall surrender such certificate or certificates to the Surviving Corporation, duly endorsed and executed as the Surviving Corporation may require, to the Surviving Corporation for cancellation, at which time the Cash Merger Consideration and the Stock Merger Consideration applicable to such shares of Company Shares shall be delivered to such Shareholder. At the Effective Time, the holders of certificates evidencing the Company Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such stock, and their sole right shall be to receive their respective portions of the Merger Consideration, as set forth above.

All rights to receive the Cash Merger Consideration and the Stock Merger Consideration (or cash in lieu of fractional shares of IMCO Shares), shall be deemed, when paid or issued hereunder, to have been paid or issued, as the case may be, in full satisfaction of all rights pertaining to the Company Shares. Notwithstanding any other provision of this Agreement, no certificates or scrip representing fractional shares of IMCO Shares shall be issued upon the surrender for exchange of certificates which prior to the Effective Time shall have represented any Company Shares. In lieu of any fractional shares, there shall be paid to each Shareholder who would be entitled to receive a fractional share of IMCO Shares an amount of cash (without interest) determined by multiplying such fraction by $19.0344.

                 2.2.6 Escrow Agreement. At the Closing, the parties hereto shall execute and deliver an Escrow Agreement with the Escrow Agent (the "ESCROW AGREEMENT") substantially in the form of Exhibit B hereto, pursuant to which Shareholders shall deliver to the Escrow Agent (in accordance with the percentages set forth on Exhibit A hereto) an aggregate of 250,000 IMCO Shares. Such IMCO Shares shall be held and distributed under the terms and conditions of the Escrow Agreement.

                 2.2.7 Merger Sub Capital Stock. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Merger shall continue to be issued and outstanding and evidence ownership of the same number of shares of common stock of the Surviving Corporation, and the Merger shall effect no change in any of such shares, and no shares of Merger Sub common stock shall be converted in the Merger. Any Company Shares held in the treasury of the Company immediately prior to the Effective Time shall be canceled as of the Effective Time, without payment of any consideration therefor.

                 2.2.8 Listed Shares. Within 90 days after the Closing Date, Buyer shall have caused the IMCO Shares deliverable pursuant to the Merger to be duly listed for trading on the NYSE and/or approved for listing upon official notice of issuance.

                 2.2.9 Transfer Restrictions. Each Shareholder agrees that he or she shall not Transfer any of the IMCO Shares except that (i) after the first anniversary of the Closing Date, each Shareholder may Transfer that number of IMCO Shares (other than any IMCO Shares that remain on deposit under the Escrow Agreement) determined by multiplying the percentage set forth opposite such Shareholder's name on Exhibit A hereto by 350,000, (ii) after the second anniversary of the Closing Date, each Shareholder may Transfer that number of IMCO Shares (other than any IMCO Shares that remain on deposit under the Escrow Agreement) determined by multiplying the percentage set forth opposite such Shareholder's name on Exhibit A hereto by 350,000 (in addition to the 350,000 permitted to be Transferred under (i) above) and (iii) after the third anniversary of the Closing Date, each Shareholder may Transfer any IMCO Shares (other than any IMCO Shares that remain on deposit under the Escrow Agreement); provided, further, that any Transfer is in compliance with the Securities Act and applicable state securities laws, as then in effect.

         2.3 Closing. The closing of the Merger (the "CLOSING") shall take place at the offices of Haynes and Boone, L.L.P., at 901 Main Street, Suite 3100, Dallas, Texas 75202, at 10:00 a.m., Dallas time, on November 14, 1997, or, if later, on the first business day on or by which the last to be fulfilled or waived of the conditions set forth in Articles 7 and 8 hereof shall be fulfilled or waived in accordance therewith, but in any event not later than December 1, 1997.

         2.4 Accounting Treatment. The parties to this Agreement acknowledge and agree that the transactions contemplated hereby shall for financial purposes be accounted for as having been consummated as of November 1, 1997.

                                   ARTICLE 3
                 REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

         3.1 Shareholders jointly and severally represent and warrant to Buyer and Merger Sub as follows:

                 3.1.1 Organization and Good Standing. Part 3.1.1 of the Disclosure Letter contains a complete and accurate list of the Company's name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each). The Company is a corporation duly organized and validly existing under the laws of Indiana, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. Shareholders have delivered to Buyer copies of the Organizational Documents of the Company, as currently in effect.

                 3.1.2    Authority; No Conflict.

                          (a) This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.

                          (b) Except as set forth in Part 3.1.2(b) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                                  (i)      contravene, conflict with or result
                 in a violation of (A) any provision of the Organizational Documents of the Company or (B) any resolution adopted by the board of directors or the stockholders of the Company;

                                  (ii)     contravene, conflict with or result
                 in a violation of or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or any of the assets owned or used by the Company, may be subject;

                                  (iii)    contravene, conflict with or result
                 in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

                                  (iv)     cause Buyer, Merger Sub or the
                 Company to become subject to, or to become liable for the payment of, any Tax;

                                  (v) cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

                                  (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Applicable Contract; or

                                  (vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

                 Except as set forth in Part 3.1.2(b) of the Disclosure Letter, the Company is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

                 3.1.3 Capitalization. The authorized equity securities of the Company consist of 15,000 common shares, comprised of Series A and Series B, of which 100 common shares, Series A, are issued and outstanding, and 11,861 common shares, Series B, are issued and outstanding. The 100 outstanding common shares, Series A, and the 11,861 outstanding common shares, Series B, collectively constitute the Company Shares. There are no other outstanding equity securities of the Company. Shareholders are and will be on the Closing Date the record and beneficial holders of the Company Shares, in the amounts set forth on Exhibit A, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement. The Company does not own, and does not have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

                 3.1.4    Financial Statements.  Shareholders have delivered to
Buyer: (a) audited balance sheets of the Company as at October 31 in each of the years 1993 through 1995, and the related statements of income, changes in Shareholders' equity, and cash flow for each of the fiscal years then ended,
(b) an audited balance sheet of the Company as at October 31, 1996 (including the notes thereto, the "BALANCE SHEET"), and the related statement of income, changes in shareholders' equity, and cash flow for the fiscal year then ended and (c) an unaudited balance sheet of the Company as at June 30, 1997 and contained in the Alchem Aluminum, Inc. Confidential Memorandum dated August 1997, prepared by

McDonald and Company (the "INTERIM BALANCE SHEET") and the related unaudited statement of income for the eight months then ended. Such financial statements and notes fairly present the financial condition and the results of operations, changes in Shareholders' equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not be material) and the absence of notes (that, if presented, would not differ from those included in the Balance Sheet); the financial statements referred to in this Section 3.1.4 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than the Company are required by GAAP to be included in the financial statements of the Company.

                 3.1.5 Books and Records. The books of account, minute books, stock record books and other records of the Company, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the Shareholders, the Boards of Directors, and committees of the boards of directors of the Company, and no meeting of any such Shareholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

                 3.1.6 Title to Properties; Encumbrances. Part 3.1.6 of the Disclosure Letter contains a complete and accurate list of all real property, leaseholds or other interests therein owned by the Company. Shareholders have delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which the Company acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Shareholders or the Company and relating to such property or interests. The Company owns (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal or mixed and whether tangible or intangible) that it purports to own located in the facilities owned or operated by the Company or reflected as owned in the books and records of the Company, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.1.6 of the Disclosure Letter and personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business) and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice), which subsequently purchased or acquired properties and assets (other than inventory and short-term investments) are listed in Part 3.1.6 of the Disclosure Letter.

                 All properties and assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Balance Sheet or the Interim Balance

Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists,
(c) liens for current taxes not yet due and (d) with respect to real property,
(i) minor imperfections of title, if any, none of which is substantial in amount, detracts from the value or impairs the use of the property subject thereto or impairs the operations of the Company and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. All buildings, plants and structures owned by the Company lie wholly within the boundaries of the real property owned by the Company and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

                 3.1.7 Condition and Sufficiency of Assets. The buildings, plants, structures and equipment of the Company are structurally sound, are maintained in a reasonable state of repair and are adequate for the uses to which they are being put, and none of such buildings, plants, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs. The building, plants, structures and equipment of the Company are currently sufficient for the continued conduct of the Company' businesses after the Closing in substantially the same manner as conducted prior to the Closing.

                 3.1.8 Accounts Receivable. All accounts receivable of the Company that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the "ACCOUNTS RECEIVABLE") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within 90 days after the day on which it first becomes due and payable (except as set forth in Part 3.1.8 of the Disclosure Letter). There is no contest, claim or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part 3.1.8 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list also sets forth the aging of such Accounts Receivable.

                 3.1.9 Inventory. All inventory of the Company, whether or not reflected in the Balance Sheet or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market on "a last in, first out" basis with no adjustment to the LIFO reserve on the Interim Balance Sheet from that shown on the October 31, 1996 balance sheet.

                 3.1.10   No Undisclosed Liabilities.  Except as set forth in
Part 3.1.10 of the Disclosure Letter, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

                 3.1.11   Taxes.

                          (a) For the period December 30, 1988, through October 31, 1997, the Company was an S corporation, as defined by Section 1361 of the IRC. Shareholders have delivered to Buyer true and correct copies of (i) the statement that the Company received from the IRS regarding its status as an S corporation and (ii) its three (3) most recently filed U.S. federal income Tax Returns as an S corporation. The Company has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects and all positions taken thereon have been disclosed that could give rise to a substantial understatement of federal income Tax within the meaning of Sec. 6662 of the IRC. All Taxes due and owing by the Company (whether or not shown on any Tax Return, whether known or unknown, asserted or unasserted) have been paid other than matters previously disclosed in writing, for which adequate accruals or reserves have been established. The Company is not a party to any tax sharing or other agreement that will require any payment with respect to Taxes. The Company is not the beneficiary of any extension of time within which to file any Tax Return. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency or the collection of Taxes.

                          (b) Since January 1, 1993, no taxing authority or other governmental unit has claimed, raised with the Company, discussed with the Company, proposed, or to the Shareholders' Knowledge, Threatened any assessment, deficiency, adjustment, dispute, or claim concerning any Tax Return or any Tax liability of the Company. There is no asserted unpaid assessment, deficiency or adjustment concerning any Tax Return or Tax liability of the Company. To the Knowledge of the Shareholders, none of the Tax Returns of the Company has been selected for or are now under audit or examination by any taxing authority or other governmental unit, and there are no suits, actions, proceedings or investigations pending or, to the Knowledge of the Shareholders, Threatened against the Company with respect to any Taxes.

                          (c) The Company has withheld and timely deposited or paid all Taxes required to have been withheld and deposited or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

                          (d) The Company (A) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company); and (B) has no liability for the Taxes of any Person (other than the Company) under Treas. Reg. Sec. 1.1502-6 or any similar provision of state, local or foreign law), as transferee or successor, by contract, or otherwise. None of the Company nor any Shareholder is a Person other than a United States person within the meaning of the IRC and payments of purchase price made pursuant to the transaction contemplated herein are not subject to the withholding provisions of Sec. 3406 of the IRC or subchapter A of Chapter 3 of the IRC.

                          (e) Any unpaid Taxes of the Company, including all Taxes not yet due for any and all periods through October 31, 1997, whether known or unknown, asserted or unasserted, do not exceed the reserve for Tax liability set forth in the Closing Balance Sheet. Buyer will be responsible for the preparation of all Tax returns and filings required to be filed, and the payment of all Taxes arising as a result of the operations of the Company's business on and after November 1, 1997.

                 3.1.12 No Material Adverse Change. Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets or condition of the Company, and, to the Knowledge of the Shareholders, no event has occurred or circumstance exists that may result in such a material adverse change.

                 3.1.13   Employee Benefits.

                          (a) Part 3.1.13(a) of the Disclosure Letter lists each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), any other deferred compensation, bonus, overtime, fringe benefit, insurance, welfare, medical, health, life, company car, disability, injury, illness, accident, sick pay, sick leave, vacation, termination, severance, retention, executive compensation, incentive, commission or other plan, agreement, policy, trust fund or arrangement, not otherwise listed on any exhibit to this Agreement, maintained or to which contributions are being made by the Company or which provide benefits to the Company's employees (collectively, the "BENEFIT PLANS"). True and correct copies of each Benefit Plan have been delivered to Buyer. To the extent applicable, for each Benefit Plan, Shareholders have provided to Buyer copies of (i) the most recent determination letter and any outstanding request for a determination letter; (ii) IRS Forms 5500 with respect to the last two plan years; (iii) certified financial statements; (iv) summary plan descriptions to employees purporting to inform them of the Benefit Plan; (v) any related trust agreement; (vi) all insurance contracts or other funding arrangements; and (vii) all communications received from or sent to the IRS or the Department of Labor within the last two years. All contributions or premiums required to be made by the Company as of the date of this Agreement on account of, or under each, Benefit Plan have been paid or adequate accruals have been made therefore on the books of the Company and, except as disclosed on Part 3.1.13(a) of the Disclosure Letter, no such contribution or premium is delinquent under the terms of the applicable Benefit Plan. The Company does not maintain any Benefit Plan that provides post-retirement or post-termination welfare benefits for retired employees, except for continuing benefits required by applicable state and federal laws.

                          (b) Except as set forth on Part 3.1.13(b) of the Disclosure Letter, the Company does not contribute to and has not, within the five-year period ending on the date of this Agreement, contributed to any "multi-employer plan" (as defined in Section 4001(a)(3) of ERISA), any plan which is subject to Section 412 of the IRC or Title IV of ERISA, or any Benefit Plan that is an "employee pension benefit plan" as defined in Section 3(2) of ERISA.

                          (c) No termination, retention, severance or similar benefit will become payable as a result of any of the Contemplated Transactions.

                          (d) Benefits under any Benefit Plan are as represented in said documents and, except as noted in Part 3.13(d) of the Disclosure Letter, have not been increased or modified (whether written or not written) subsequent to the dates of such documents. The Company has not communicated to any employee or former employee any intention or commitment to modify any Benefit Plan or to establish or implement any other employee or retiree benefit or compensation arrangement.

                          (e) Each Benefit Plan has been maintained and administered in compliance in all respects with its terms and in all respects with the requirements (including reporting requirements) prescribed by any and all applicable statutes, orders, rules and regulations, including, but not limited to, ERISA and the IRC.

                 3.1.14 Compliance with Legal Requirements; Governmental Authorizations.

                          (a) Except as set forth in Part 3.1.14 of the Disclosure Letter:

                                  (i)      the Company is, and at all times
                 since January 1, 1993 has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                                  (ii)     no event has occurred or, to the
                 Knowledge of the Shareholders, circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement or
                 (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                                  (iii) the Company has not received, at any time since January 1, 1993, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                          (b) Part 3.1.14 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. Each Governmental Authorization listed or required to be listed in Part 3.1.14 of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.1.14 of the Disclosure Letter:

                                  (i)      the Company is, and at all times
                 since January 1, 1993, has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part
                 3.1.14 of the Disclosure Letter;

                                  (ii)     no event has occurred or, to the
                 Knowledge of the Shareholders, circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.1.14 of the Disclosure Letter or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.1.14 of the Disclosure Letter;

                                  (iii) the Company has not received, at any time since January 1, 1993, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and

                                  (iv)     all applications required to have
                 been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.1.14 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

                 The Governmental Authorizations listed in Part 3.1.14 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Company lawfully to conduct and operate its business in the manner it currently conducts and operates such business and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

                 3.1.15   Legal Proceedings; Orders.

                          (a) There is no pending Proceeding: (i) that has been commenced by or against the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of the Shareholders and the Company, (1) no such Proceeding has been Threatened and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

                          (b) There is no Order to which any of the Company, or any of the assets owned or used by the Company, is subject; none of the Shareholders is subject to any Order that relates to the business of, or any of the assets owned or used by, the Company; and no officer, director, agent or employee of the Company is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company.

                          (c) Except as set forth in Part 3.1.15 of the Disclosure Letter: (i) the Company is, and at all times since January 1, 1993, has been, in full compliance with all of the terms and requirements of each Order to which it or any of the assets owned or used by it, is or has been subject; (ii) no event has occurred or, to the Knowledge of the Shareholders, circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject; and (iii) the Company has not received, at any time since January 1, 1993, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

                 3.1.16 Absence of Certain Changes and Events. Except as set forth in Part 3.1.16 of the Disclosure Letter, since the date of the Balance Sheet, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:

                          (a) change in the Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

                          (b) amendment to the Organizational Documents of the Company;

                          (c) payment or increase by the Company of any bonuses, salaries or other compensation to any shareholder, director, officer or (except in the Ordinary Course of Business) employee or entry into any employment, severance or similar Contract with any director, officer or employee;

                          (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan for or with any employees of the Company;

                          (e) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, adversely affecting the properties, assets, business, financial condition or prospects of the Company;

                          (f) entry into, termination of, or receipt of notice of termination of, (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar agreement or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $50,000;

                          (g) (other than in the Ordinary Course of Business) sale, lease or other disposition of any asset or property of the Company or mortgage, pledge or imposition of any lien or other Encumbrance on any asset or property of the Company, including the sale, lease or other disposition of any of the Intellectual Property Assets;

                          (h) cancellation or waiver of any claims or rights with a value to the Company in excess of $50,000;

                          (i) change in the accounting methods used by the Company; or

                          (j) agreement, whether oral or written, by the Company to do any of the foregoing.

                 3.1.17   Contracts; No Defaults.

                          (a) Part 3.1.17 of the Disclosure Letter contains a complete and accurate list, and Shareholders have delivered to Buyer true and complete copies, of:

                                  (i)      each Applicable Contract that
                 involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of $50,000;

                                  (ii)     each Applicable Contract that
                 involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of $50,000;

                                  (iii)    each Applicable Contract that was
                 not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company in excess of $50,000;

                                  (iv)     each lease, rental or occupancy
                 agreement, license, installment and conditional sale agreement and other Applicable Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements and other applicable contracts having a value per item or aggregate payments of less than $50,000; and with terms of less than one year);

                                  (v)      each licensing agreement or other
                 Applicable Contract with respect to patents, trademarks, copyrights or other intellectual property, including agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

                                  (vi) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

                                  (vii)    each joint venture, partnership and
                 other Applicable Contract (however named) involving a sharing of profits, losses, costs or liabilities by the Company with any other Person;

                                  (viii)   each Applicable Contract containing
                 covenants that in any way purport to restrict the business activity of the Company or any Affiliate of the Company or limit the freedom of the Company or any Affiliate of the Company to engage in any line of business or to compete with any Person;

                                  (ix)     each Applicable Contract providing
                 for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

                                  (x)      each power of attorney by or
                 affecting the Company that is currently effective and outstanding;

                                  (xi)     each Applicable Contract entered
                 into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

                                  (xii) each Applicable Contract for capital expenditures in excess of $50,000;

                                  (xiii) each Applicable Contract relating to the purchase of aluminum or any other commodity ("FUTURES CONTRACTS"), all of which have been entered into by the Company solely for the purpose of hedging against fluctuations in the price of metals, and none of which have been entered into for speculative purpose;

                                  (xiv)    each written warranty, guaranty and
                 or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business; and

                                  (xv)     each amendment, supplement and
                 modification (whether oral or written) in respect of any of the foregoing.

                          (b) Except as set forth in Part 3.1.17 of the Disclosure Letter:

                                  (i)      none of the Shareholders (and no
                 Related Person of any Shareholder) has or may acquire any rights under, and none of the Shareholders has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Company; and

                                  (ii)     No officer, director, or (to the
                 Knowledge of the Shareholders) employee of the Company is bound by any Contract that purports to limit the ability of such officer, director, or employee to (A) engage in or continue any conduct, activity or practice relating to the business of the Company or (B) assign to the Company or to any other Person any rights to any invention, improvement or discovery.

                          (c) Except as set forth in Part 3.1.17 of the Disclosure Letter, each Contract identified or required to be identified in Part 3.1.17 of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

                          (d) Except as set forth in Part 3.1.17 of the Disclosure Letter:

                                  (i)      the Company is, and at all times
                 since January 1, 1993, has been, in full compliance with all applicable terms and requirements of each Contract under which the Company has or had any obligation or liability or by which the Company or any of the assets owned or used by the Company is or was bound;

                                  (ii)     each other Person that has or had
                 any obligation or liability under any Contract under which the Company has or had any rights is, and at all times since January 1, 1997 has been, to the Knowledge of the Shareholders, in compliance in all material respects with all applicable terms and requirements of such Contract;

                                  (iii)    no event has occurred or (to the
                 Knowledge of the Shareholders) circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Applicable Contract; and

                                  (iv)     the Company has not given to or
                 received from any other Person, at any time since January 1, 1996, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of or default under, any Contract.

                          (e) There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any amounts paid or payable to the Company under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

                          (f) The Contracts relating to the sale, design, manufacture or provision of products or services by the Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

                 3.1.18   Insurance.

                          (a) Shareholders have delivered to Buyer: (i) true and complete copies of all policies of insurance to which the Company is a party or under which the Company or any director of the Company, is or has been covered at any time within the one-year period preceding the date of this Agreement; and (ii) true and complete copies of all pending applications for policies of insurance.

                          (b)     Part 3.1.18 of the Disclosure Letter
                 describes: (i) any self-insurance arrangement by or affecting the Company, including any reserves established thereunder;
                 (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company; and (iii) all obligations of the Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

                          (c) Part 3.1.18 of the Disclosure Letter sets forth, by year, for the current policy year and each of the two preceding policy years: (i) a summary of the loss experience under each policy; (ii) a statement describing each claim under an insurance policy for an amount in excess of $50,000, which sets forth: (A) the name of the claimant; (B) a description of the policy by insurer, type of insurance and period of coverage; and (C) the amount and a brief description of the claim; and (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

                          (d) Except as set forth on Part 3.1.18 of the Disclosure Letter: (i) All policies to which the Company is a party or that provide coverage to any Shareholder, the Company or any director or officer of the Company: (A) are valid, outstanding and enforceable; (B) are sufficient for compliance with all Legal Requirements and Contracts to which the Company is a party or by which any of them is bound; (C) will continue in full force and effect following the consummation of the Contemplated Transactions; and (D) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company; (ii) since January 1, 1996, and except as set forth in Part 3.1.18 of the Disclosure Letter, no Shareholder or the Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder; (iii) the Company has paid all premiums due, and have otherwise performed all of its obligations, under each policy to which the Company is a party or that provides coverage to the Company or director thereof; and (iv) the Company has given notice to the insurer of all claims that may be insured thereby.

                 3.1.19   Environmental Matters.  Except as set forth in Part
3.1.19 of the Disclosure Letter:

                          (a) The Company is now in compliance with all applicable Environmental Laws. The Company has obtained all permits, licenses, approvals and consents required by all applicable Environmental Laws or required for the operation of its business ("ENVIRONMENTAL PERMITS"). All such Environmental Permits are in full force and effect, and the Company is and has at all times within three (3) years prior to the Closing Date been in compliance in all respects with all such Permits.

                          (b) There are no pending or, to the knowledge of Shareholders, threatened, claims, investigations, administrative proceedings, litigation, regulatory hearings or requests or demands for information or for investigative cleanup, remedial, removal or response actions or for compensation, cost recovery or contribution, judgments, stipulations, orders, decrees, notices of non-compliance, or notices of violation alleging noncompliance with or violation of any Environmental Law or Environmental Permits, or seeking relief under any Environmental Law, or asserting any Environmental, Health and Safety Liabilities.

                          (c) There are not now and have never been (except with respect to underground storage tanks, which are not now but previously were at the Facilities) any underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps or any other part of the Facilities or incorporated into any structure therein or thereon.

                 3.1.20   Employees.

                          (a) Part 3.1.20 of the Disclosure Letter contains a complete and accurate list of the following information for each employee or director of the Company, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Company's deferred compensation, cash bonus, severance pay, insurance, medical, welfare or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan or any other employee benefit plan or any Director Plan.

                          (b) No officer, director or key employee of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition or proprietary rights agreement, between such officer, director or key employee and any other Person that in any way adversely affects or will affect (i) the performance of his duties as an employee, director, or key employee of the Company or (ii) the ability of the Company to conduct its business. To the Shareholders' Knowledge, no director, officer or key employee of the Company intends to terminate his employment with the Company.

                          (c) Part 3.1.20 of the Disclosure Letter also contains a complete and accurate list of the following information for each retired employee or director of the Company, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage and other benefits.

                 3.1.21 Labor Relations; Compliance. The Company has not been and is not a party to any collective bargaining or other labor Contract. There has not been, there is not presently pending or existing, and to Shareholders' Knowledge there is not Threatened, (a) any strike, slowdown, picketing, work stoppage or employee grievance process, (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Body, organizational activity or other labor or employment dispute against or affecting any of the Company or their premises or (c) any application for certification of a collective bargaining agent. No event has occurred or (to the Knowledge of the Shareholders) circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company and no such action is contemplated by the Company. The Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

                 3.1.22   Intellectual Property.

                          (a) Intellectual Property Assets. The term "INTELLECTUAL PROPERTY ASSETS" includes: (i) the name "Alchem Aluminum," all fictional business names, trading names, trademarks, service marks and applications (collectively, "MARKS") and (ii) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings and blue prints (collectively, "TRADE SECRETS"); in each case owned, used or licensed by the Company as licensee or licensor.

                          (b)     Intellectual Property Agreements.  Part
                 3.1.22 of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Company, of all Contracts relating to the Intellectual Property Assets to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with an individual value of less than $2,500 under which the Company is the licensee. There are no outstanding and, to Shareholders'

                 Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

                          (c) Know-How Necessary for the Business. The Intellectual Property Assets are all those necessary for the operation of the Company's businesses as they are currently conducted. Except as set forth in Part 3.1.22 of the Disclosure Letter, the Company is the owner of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances and other adverse claims and has the right to use without payment to a third party all of the Intellectual Property Assets.

                          (d) Patents. The Company does not possess any registered patents, has not filed any patent applications and, to the Knowledge of the Shareholders, does not have any inventions or discoveries that may be patentable.

                          (e) Trademarks. Part 3.1.22 of Disclosure Letter contains a complete and accurate list and summary description of all Marks. The Company is the owner of all right, title and interest in and to each of the Marks, free and clear of all Encumbrances and other adverse claims. No Mark is infringed or, to Shareholders' Knowledge, has been challenged or threatened in any way. None of the Marks used by the Company infringes or is alleged to infringe any trade name, trademark or service mark of any third party.

                          (f) Copyrights. The Company does not possess any registered copyrights.

                          (g) Trade Secrets. No Trade Secret is subject to any adverse claim or has, to Shareholder's Knowledge, been challenged or threatened in any way.

                 3.1.23 Certain Payments. Neither the Company nor any director, officer, agent or employee of the Company, or any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, and whether in money, property or services, in violation of the Foreign Corrupt Practices Act or similar laws, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

                 3.1.24 Disclosure. No representation or warranty of Shareholders in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

                 3.1.25 Relationships with Related Persons. Except as set forth in Part 3.1.25 of the Disclosure Letter, no Shareholder or any Related Person of Shareholders or of the Company has, or since January 1, 1995 has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible), used in or pertaining to the Company's business. Except as set forth in Part 3.1.25 of the Disclosure Letter, no

Shareholder or any Related Person of Shareholders or of the Company is, or since January 1, 1995 has owned, (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a financial interest in any transaction with the Company or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company in any market presently served by the Company except for less than one percent of the outstanding capital stock of any such business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Part 3.1.25 of the Disclosure Letter, no Shareholder or any Related Person of Shareholders or of the Company is a party to any Contract with, or has any claim or right against, the Company.

                 3.1.26 Brokers or Finders. Except for the fee and expenses payable to McDonald & Company Securities, Inc. (for which Shareholders shall be fully responsible), Shareholders and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

                 3.1.27 Customers and Suppliers. Part 3.1.27 of the Disclosure Letter sets forth (a) a list of the ten (10) largest customers of the Company in the terms of revenue during the fiscal year ended October 31, 1996, showing the approximate total revenue received from each such customer during such fiscal year, (b) a list of the ten (10) largest suppliers to the Company, in terms of purchases during the fiscal year ended October 31, 1996, showing the approximate total purchases by the Company from each supplier during such fiscal year. Except as set forth in Part 3.1.27 of the Disclosure Letter, since November 1, 1996, there has not been any adverse change in the business relationship of the Company with any material customer or supplier.

         3.2 Additional Representations and Warranties of the Shareholders. Each Shareholder represents and warrants to Buyer and Merger Sub, severally and not jointly, solely with respect to such Shareholder, the following:

                 3.2.1 Quality of Title to Shares. There are no Contracts, subscriptions, options, warrants, rights, conversion rights, rights of first refusal or other agreements or commitments, other than this Agreement, obligating such Shareholder to transfer or granting an option or right by such Shareholder to any person or entity to purchase or acquire securities of the Company from such Shareholder. Such Shareholder has not made or entered into any Contract or understanding with respect to the disposition of the Company Shares owned beneficially or of record by such Shareholder in any manner other than by this Agreement. Such Shareholder is the record and beneficial owner of the Company Shares, shown as held by such Shareholder on Exhibit A, and holds such Company Shares free and clear of any Encumbrance, security interest, voting trust or voting agreement or similar arrangement, proxy, prior purchase right or other restriction on transfer or equitable rights or other adverse claim.

                 3.2.2 Solvency. Such Shareholder is solvent and will not be rendered insolvent by the occurrence of the Merger and is entering into this Agreement without any actual intent to hinder, delay or defraud any creditor of such Shareholder.

                 3.2.3 Securities Compliance History. All offers and sales of Company Shares by the Company to such Shareholder have been made in compliance with the 1933 Act and all applicable state blue sky laws.

                 3.2.4 Shares Acquired for Investment. Such Shareholder is acquiring the IMCO Shares for his or her own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Such Shareholder is an "accredited investor" as such term is defined in Rule 501(a) under the Securities Act.

                 3.2.5 Competency. Such Shareholder is competent and possesses full power and ability to execute, deliver and perform this Agreement (including, without limitation, the execution, delivery and performance of any Shareholders' Closing Documents to be executed, delivered or performed by such Shareholder) and may execute, deliver and perform such Shareholder's obligations under this Agreement without the necessity of obtaining any consent, approval, authorization or waiver or giving any notice or otherwise, except for consents, approvals, authorizations, waivers and notices which have been given or obtained (or will be given or obtained on or prior to the Closing Date).

                 3.2.6 Authority; No Conflict. This Agreement constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms. Upon the execution and delivery by such Shareholder of the Escrow Agreement, the Shareholders' Releases, the Employment Agreements and the Registration Rights Agreement (collectively, the "SHAREHOLDERS' CLOSING DOCUMENTS"), the Shareholders' Closing Documents (to the extent that such Shareholder is a party to each of such documents) will constitute the legal, valid and binding obligations of such Shareholder, enforceable against such Shareholder in accordance with their respective terms. Such Shareholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and Shareholders' Closing Documents and to perform his or her obligations under this Agreement and Shareholders' Closing Documents. Except as set forth in Part 3.2.6 of the Disclosure Letter, such Shareholder is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

                 3.2.7 Receipt of Information. Such Shareholder acknowledges that the Shareholder has received and reviewed the following documents from Buyer: (i) Buyer's Annual Report to Stockholders for its fiscal year ended December 31, 1996, (ii) Buyer's Annual Report on Form 10-K for the year ended December 31, 1996, (iii) Buyer's Quarterly Reports on Form 10-Q for its fiscal quarters ended March 31, 1997 and June 30, 1997 and (iv) Buyer's Proxy Statement for its 1997 annual meeting of stockholders. Such Shareholder has had an opportunity to ask questions of and receive satisfactory answers from Buyer sufficient to enable such Shareholder to evaluate the merits and risks of the acquisition of the IMCO Shares pursuant to the Merger.

         3.3 Limitations of Warranties. The foregoing representations and warranties set forth in this Article 3 are made only with respect to matters relating to the Company and do not in any manner pertain to IMCO Recycling of Michigan LLC or the Company's participation in the ownership and operations thereof.

                                   ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES
                            OF BUYER AND MERGER SUB

         Buyer and Merger Sub represent and warrant to Shareholders as follows:

         4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Indiana. Buyer owns, beneficially and of record, all of the issued and outstanding shares of capital stock of Merger Sub.

         4.2     Authority; No Conflict.

                 4.2.1 This Agreement constitutes the legal, valid and binding obligation of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms. Upon the execution and delivery by Buyer and Merger Sub of the [Escrow Agreement, the Employment Agreements and the Registration Rights Agreement] (collectively, the "BUYER'S CLOSING DOCUMENTS"), the Buyer's Closing Documents will constitute the legal, valid and binding obligations of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with their respective terms. Buyer and Merger Sub have the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform their obligations under this Agreement and the Buyer's Closing Documents.

                 4.2.2 Neither the execution and delivery of this Agreement by Buyer or Merger Sub nor the consummation or performance of any of the Contemplated Transactions by Buyer or Merger Sub will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to: (i) any provision of Buyer's or Merger Sub's Organizational Documents; (ii) any resolution adopted by the board of directors or Shareholders of Buyer or Merger Sub; (iii) any Legal Requirement or Order to which Buyer or Merger Sub may be subject; or (iv) any Contract to which Buyer or Merger Sub is a party or by which Buyer or Merger Sub may be bound. Neither Buyer nor Merger Sub is or will be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         4.3 Investment Intent. Buyer is acquiring the Company Shares for its own account and not with a view to their distribution within the meaning of
Section 2(11) of the Securities Act.

         4.4 Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer or Merger Sub and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer's and Merger Sub's Knowledge, no such Proceeding has been Threatened.

         4.5 Brokers or Finders. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Shareholders harmless from any such payment alleged to be due by or through Buyer or Merger Sub as a result of the action of Buyer, Merger Sub or their respective officers or agents.


                                   ARTICLE 5
              COVENANTS OF THE SHAREHOLDERS PRIOR TO CLOSING DATE

         5.1 Access and Investigation. Between the date of this Agreement and the Closing Date, Shareholders shall, and shall cause the Company and its Representatives to, (a) afford Buyer and its Representatives (collectively, "BUYER'S ADVISORS") full and free access to the Company's personnel, properties (including subsurface testing), contracts, books and records and other documents and data, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records and other existing documents and data as Buyer may reasonably request and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating and other data and information as Buyer may reasonably request.

         5.2 Operation of the Businesses of the Company. Between the date of this Agreement and the Closing Date, Shareholders shall, and shall cause the Company to, (a) conduct the business of the Company only in the Ordinary Course of Business; (b) use their Best Efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with the Company; (c) confer with Buyer and Merger Sub concerning operational matters; and (d) otherwise report periodically to Buyer and Merger Sub concerning the status of the business, operations and finances of the Company.

         5.3 Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Shareholders shall not, and shall cause the Company not to, without the prior consent of Buyer and Merger Sub, (a) take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.1.16 is likely to occur or (b) permit the Company's indebtedness for Borrowed Money to exceed $21,000,000 in the aggregate.

         5.4 Required Approvals. As promptly as practicable after the date of this Agreement, Shareholders shall, and shall cause the Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions, including any necessary filings under the HSR Act. Between the date of this Agreement and the Closing Date, Shareholders shall, and shall cause the Company to, (a) cooperate with Buyer and Merger Sub with respect to all filings that Buyer and Merger Sub elect to make or is required by Legal Requirements to make in connection with the Contemplated Transactions and (b) cooperate with Buyer and Merger Sub in obtaining all consents identified in Schedule 4.2, including taking all actions requested by Buyer and Merger Sub to cause early termination of any applicable waiting period under the HSR Act.

         5.5 Notification. Between the date of this Agreement and the Closing Date, each Shareholder shall promptly notify Buyer in writing if such Shareholder or the Company becomes aware of any fact or condition that causes or constitutes a Breach of any of Shareholders' representations and warranties as of the date of this Agreement or if such Shareholder or the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Shareholders shall promptly deliver to Buyer and Merger Sub a supplement to the Disclosure Letter specifying such change. During the same period, each Shareholder shall promptly notify Buyer and Merger Sub of the occurrence of any Breach of any covenant of Shareholders in this Article 5 or of the occurrence of any event that could adversely affect the satisfaction of the conditions in Article 7.

         5.6 Payment of Indebtedness by Related Persons. Except as expressly provided in this Agreement, Shareholders shall cause all indebtedness owed to the Company by any Shareholder or any Related Person of any Shareholder to be paid in full prior to Closing.

         5.7 Best Efforts. Between the date of this Agreement and the Closing Date, Shareholders shall use their Best Efforts to cause the conditions in Articles 7 and 8 to be satisfied.

         5.8 Dissenter's Rights. Each Shareholder hereby irrevocably waives any rights that such Shareholder may have under the IBCA to dissent to the Merger.

         5.9 No Shopping. Shareholders shall not, and shall not permit the Company to, directly or indirectly, through any officer, director, agent or otherwise, (i) solicit, initiate or encourage submission of proposals or offers from any Person (other than Buyer or Merger Sub) relating to any acquisition or purchase (other than in the Ordinary Course of Business) of all or a material amount of the assets of, or any equity interest in, the Company or any merger, consolidation or business combination with the Company or (ii) participate in any discussions or negotiations regarding, or furnish to any Person (other than Buyer or Merger Sub) any information with respect to, any of the foregoing or
(iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. Shareholders shall promptly notify Buyer and Merger Sub if Shareholders or the Company receives any such proposal or offer or any inquiry or contract with respect thereto.

         5.10 Futures Contracts. Prior to the Closing Date, the Shareholders shall not permit the Company to enter into, sell, purchase, modify or otherwise deal in, any Futures Contracts other than in the Ordinary Course of Business without the written permission of Buyer.

                                   ARTICLE 6
                       COVENANTS OF BUYER AND MERGER SUB
                             PRIOR TO CLOSING DATE

         6.1 Approvals of Governmental Bodies. As promptly as practicable after the date of this Agreement, Buyer and Merger Sub shall, and shall cause each of their respective Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions (including all filings under the HSR Act). Between the date of this Agreement and the Closing Date, Buyer and Merger Sub shall, and shall cause each Related Person to, cooperate with Shareholders with respect to all filings that Shareholders are required by Legal Requirements to make in connection with the Contemplated Transactions and (ii) cooperate with Shareholders in obtaining all consents identified in Part 3.1.2 and Part 3.2.1 of the Disclosure Letter; provided that this Agreement will not require Buyer or Merger Sub to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

         6.2 Best Efforts. Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyer and Merger Sub shall use their Best Efforts to cause the conditions in Articles 7 and 8 to be satisfied.

                                   ARTICLE 7
                        CONDITIONS PRECEDENT TO BUYER'S
                      AND MERGER SUB'S OBLIGATION TO CLOSE

         Buyer's and Merger Sub's obligation to consummate the Merger and to take the other actions required to be taken by Buyer and Merger Sub at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer and Merger Sub, in whole or in part):

         7.1     Accuracy of Representations.

                          (a) All of Shareholders' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

                          (b) Each of Shareholders' representations and warranties in Sections 3.1.3, 3.1.4, 3.1.5, 3.1.12,
                 3.1.17(d)(ii), 3.1.24 and 3.2 must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date.

         7.2 Shareholders' Performance. All of the covenants and obligations that Shareholders are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects. Each document required to be delivered pursuant to Section 7.6 must have been delivered, and each of the other covenants and obligations in Section
5.4 must have been complied with in all respects.

         7.3     Consents.  Each of the Consents identified in Part 3.1.2 and
Part 3.2.6 of the Disclosure Letter and each Consent identified in Schedule 4.2, must have been obtained and must be in full force and effect.

         7.4 HSR Compliance. The waiting period under the HSR Act shall have expired or the parties shall otherwise be permitted under the HSR Act to proceed with the Closing.

         7.5 Merger. The Secretary of State of the State of Indiana must have accepted for filing the Articles of Merger and the Secretary of State of Delaware must have accepted for filing the Certificate of Merger.

         7.6 Deliveries. Each of the following documents must have been delivered to Buyer and Merger Sub:

                 7.6.1 certificates representing the Company Shares, duly endorsed (or accompanied by duly executed stock powers);

                 7.6.2 releases in the form of Exhibit C executed by the Shareholders (collectively, "SHAREHOLDERS' RELEASES");

                 7.6.3 employment agreements in the form of Exhibit D executed by each of William Warshauer, Bruce Warshauer and Lawrence E. Donay, respectively (collectively, the "EMPLOYMENT AGREEMENTS");

                 7.6.4            the Escrow Agreement, executed by the
Shareholders;

                 7.6.5 a Registration Rights Agreement in the form of Exhibit E executed by the Shareholders (the "REGISTRATION RIGHTS AGREEMENT");

                 7.6.6 a certificate executed by Shareholders representing and warranting to Buyer that each of Shareholders' representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date.

                 7.6.7 an opinion of Baker & Daniels, dated the Closing Date, in the form of Exhibit F;

                 7.6.8 investment letters in the form of Exhibit G executed by each Shareholder;

                 7.6.9 a certificate of existence of the Company as of the most recent practicable date, from the Secretary of State of Indiana and certificates of authority and certificates of good standing of the Company as of the most recent practicable date from the Secretary of State of each State in which Company is qualified to do business;

                 7.6.10 certified copies of resolutions of the Board of Directors and shareholders of the Company approving the transactions set forth in this Agreement;

                 7.6.11 incumbency certificates for the officers of the Company executing this Agreement or any agreement ancillary hereto; and

                 7.6.12 such other documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of Shareholders' representations and warranties, (ii) evidencing the performance by any Shareholder of, or the compliance by any Shareholder with, any covenant or obligation required to be performed or complied with by such Shareholder, (iii) evidencing the satisfaction of any condition referred to in this Article 7 or
(iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

         7.7 Environmental Report. Buyer shall have a separate environmental audit report covering each parcel of Property which report (the "ENVIRONMENTAL REPORT") is to be: (1) prepared by an environmental engineering firm reasonably acceptable to Shareholders and Buyer and the fees and expenses of which shall be borne by Buyer and (2) in accordance with ASTM Standard for Phase 1 environmental assessments, including a review of waste management and record keeping compliance with respect to the operations at each parcel of Property. Each such Environmental Report shall be in form and substance reasonably satisfactory to Buyer.

         7.8 No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions.

         7.9 No Claim Regarding Stock Ownership or Sale Proceeds. There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of or any other voting, equity or ownership interest in, any of the Company or (b) is entitled to all or any portion of the Merger Consideration.

         7.10 No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with, or result in a violation of, or cause Buyer, Merger Sub or any Person affiliated with Buyer or Merger Sub to suffer any adverse consequence under, (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body.

         7.11 No Dissenters. None of Shareholders shall have exercised their dissenters' rights under the IBCA arising in connection with the Merger. Each Shareholder shall have tendered, at Closing, to Buyer such Shareholder's certificates for Company Shares, together with appropriate executed transfer documents.

         7.12 Indebtedness. The Company shall not have indebtedness for Borrowed Money exceeding $21,000,000 in the aggregate.

         7.13 Tax Deposit. At the Closing, the Company shall possess all rights to the tax deposits that have been made, or will be made before the Closing, with the IRS with respect to deferred Taxes arising from the Company's retention of October 31 as its fiscal year end (which as of the date hereof are approximately $388,409.00).

                                   ARTICLE 8
                            CONDITIONS PRECEDENT TO
                       SHAREHOLDERS'  OBLIGATION TO CLOSE

         Shareholders' obligation to cause the consummation of the Merger and to take the other actions required to be taken by Shareholders at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Shareholders, in whole or in part):

         8.1 Accuracy of Representations. All of Buyer's and Merger Sub's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

         8.2 Buyer's and Merger Sub's Performance. All of the covenants and obligations that Buyer and Merger Sub are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

         8.3     Consents.  Each of the Consents identified in Part 3.1.2 and
Part 3.2.6 of the Disclosure Letter must have been obtained and must be in full force and effect.

         8.4 Deliveries. Buyer and Merger Sub must have caused the following documents to be delivered to Shareholders:

                 8.4.1 the IMCO Shares, divided among each of the Shareholders in proportion to their ownership of the Company Shares as set forth on Exhibit A;

                 8.4.2            the Employment Agreements executed by Buyer;

                 8.4.3            the Escrow Agreement executed by Buyer;

                 8.4.4            the Registration Rights Agreement executed by
Buyer;

                 8.4.5 a certificate executed by Buyer and Merger Sub to the effect that, except as otherwise stated in such certificate, each of Buyer's and Merger Sub's representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date;

                 8.4.6 certified copies of resolutions of (i) the Board of Directors of Buyer and (ii) the Board of Directors and sole shareholder of Merger Sub, approving the transactions set forth in this Agreement;

                 8.4.7 incumbency certificates for the officers of Buyer and Merger Sub executing this Agreement or any agreement ancillary hereto;

                 8.4.8 an opinion of Haynes and Boone, LLP, dated the Closing Date, in the form of Exhibit I; and

                 8.4.9 such other documents as Shareholders may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Buyer, (ii) evidencing the performance by Buyer and Merger Sub of, or the compliance by Buyer and Merger Sub with, any covenant or obligation required to be performed or complied with by Buyer and Merger Sub, (iii) evidencing the satisfaction of any condition referred to in this
Article 8 or (iv) otherwise facilitating the consummation of any of the Contemplated Transactions.

                 8.4.10 No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the Merger and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

                                   ARTICLE 9
                                  TERMINATION

         9.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

                 9.1.1 by either Buyer or Merger Sub, on the one hand or Shareholders, on the other hand, if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

                 9.1.2 (i) by Buyer or Merger Sub if any of the conditions in Article 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer or Merger Sub to comply with their obligations under this Agreement) and neither Buyer nor Merger Sub has waived such condition on or before the Closing Date; or (ii) by Shareholders, if any of the conditions in
Article 8 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Shareholders to comply with their obligations under this Agreement) and Shareholders have not waived such condition on or before the Closing Date;

                 9.1.3 by mutual consent of Buyer, Merger Sub and Shareholders; or

                 9.1.4 by either Buyer or Merger Sub, on the one hand, or Shareholders, on the other hand, if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 1, 1997, or such later date as the parties may agree upon.

         9.2 Effect of Termination. Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1 and 11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

                                   ARTICLE 10
                           INDEMNIFICATION; REMEDIES

         10.1 Survival; Right to Indemnification Not Affected by Knowledge. All representations, warranties, covenants and obligations in this Agreement, the Disclosure Letter and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time (except with respect to items described in the Disclosure Letter), whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition which was predicated upon the accuracy of any representation or warranty or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants and obligations.

         10.2 Indemnification and Payment of Damages by Shareholders. In accordance with Section 10.6, Shareholders will indemnify and hold harmless Buyer, the Surviving Corporation (from and after the Closing) and their respective Representatives and Affiliates (collectively, the "INDEMNIFIED PERSONS") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), after taking into account any insurance proceeds collected by the Company, expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "DAMAGES"), arising, directly or indirectly, from or in connection with:

                 10.2.1 any Breach of any representation or warranty made by Shareholders in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter or any other certificate or document delivered by Shareholders pursuant to this Agreement;

                 10.2.2 any Breach of any representation or warranty made by Shareholders in this Agreement as if such representation or warranty were made on and as of the Closing Date;

                 10.2.3 any Breach by a Shareholder of any covenant or obligation of such Shareholder in this Agreement;

                 10.2.4 any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Shareholder or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions; and

                 10.2.5 any payment by Buyer or Merger Sub for liabilities for Taxes, if any, that accrued or relate to the period prior to the Closing which are in excess of the amounts accrued and reflected for such purpose in the books of the Company as of the Closing.

         10.3 Environmental Indemnification; Post-Closing Report. The Shareholders shall defend, indemnify and hold the Surviving Corporation and Buyer harmless from all loss, claims, costs, liabilities, damages and expenses, and reasonable attorneys' fees, in defending against any claim or action against the Surviving Corporation, Buyer, and the other Indemnified Persons for personal injury or property damage, or any action by any Governmental Body asserting Environmental, Health and Safety Liabilities, in all cases arising from the inaccuracy of the representations contained in Section 3.1.19 hereof as of the Closing Date, but expressly excluding therefrom all costs and expenses incurred by the Surviving Corporation or Buyer in connection with causing the Facilities to comply with any existing or future legislation relating to air emissions including, without limitation, the Clean Air Act, 42 U.S.C. Sections 7401 et seq., and any State environmental protection statutes, any rules and regulations of MDEQ, and any local ordinances, rules or regulations implementing the Clean Air Act. The Shareholders may at their option control the defense of any such claims or actions, but in such event, Shareholders will not assume any ownership interest in or management authority over the Surviving Corporation or any of its property. In calculating Damages under this Section 10.3, Buyer or the Surviving Corporation, as applicable, shall deduct the amount of insurance proceeds actually collected by Buyer or the Surviving Corporation that relate specifically to such indemnification claim.

         As soon as is practicable after the Closing Date, Buyer shall cause an engineering firm, mutually agreed upon by Buyer and the Shareholders, to conduct tests of the Company's facilities for the purpose of determining the Company's compliance with Environmental Laws governing air emissions. Such tests will be jointly supervised by Buyer and the Shareholders, and both such parties shall have the opportunity to provide input to such engineering firm prior to the completion of the engineer's report. The engineer's report shall specifically state whether, as of the Closing Date, the Company's facilities were in full compliance with all Environmental Laws governing air emissions, or, if not in full compliance, in what respects such compliance was lacking.
If the report referenced above indicates non-compliance with Environmental Laws governing air emissions, then the Shareholders' representation in Section
3.1.19 shall be deemed to have been Breached as of the Closing Date. For the purpose of Section 3.1.19, the report of such engineer shall be final, binding, and uncontestable by the parties to this Agreement. If the report indicates non-compliance with Environmental Laws governing air emissions, then the Buyer shall take such actions as are needed in order to bring the facilities into compliance with Environmental Laws governing air emissions in an expeditious manner. However, such actions shall bring the facilities into compliance with Environmental Laws governing air emissions not later than six (6) months after the receipt by the parties of the final report of the engineer, unless the parties agree (and such agreement shall not be unreasonably withheld) that a longer period of time is necessary in order to cause compliance.

         10.4 Time Limitations. If the Closing occurs, Shareholders will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 3.1.3, 3.1.11, 3.1.13, 3.1.19 or 3.2.1 unless on or before the third anniversary of the Closing Date, Buyer notifies Shareholders of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; a claim with respect to Sections 3.1.11, 3.1.13 or 3.1.19 or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date, may be made before the fifth anniversary of the Closing Date; and a claim with respect to Section 3.1.3 or 3.2.1 may be made at any time. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the first anniversary of the Closing Date, Shareholders notify Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Shareholders.

         10.5 Limitations on Amount -- Shareholders. Shareholders will have no liability (for indemnification or otherwise) with respect to the matters described in Section 10.1, 10.2 or 10.3 until the total of all Damages with respect to such matters exceeds $375,000, and then only for the amount by which such Damages exceed $375,000. However, this Section 10.5 will not apply to (i) any Breach of any of Shareholders' representations and warranties of which any Shareholder had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by any Shareholder of any covenant or obligation or (ii) any Damages under Sections
3.1.3 or 3.2.1.

         10.6 Proportionate Liability. If the Shareholders are required to provide indemnification under this Article 10, then William Warshauer and Louise Warshauer shall be jointly and severally liable with respect to 90% of the indemnifiable amount, and Lawrence E. Donay shall be liable with respect to 10% of such amount; provided, however, that each of the Shareholders shall be severally, not jointly, liable with respect to Damages arising from a breach of such Shareholder's representations set forth in Section 3.2.

         10.7 Limited Recourse. If the Shareholders are required to provide indemnification under this Article 10, then Buyer and the Indemnified Persons shall have recourse solely against the property held pursuant to the Escrow Agreement. However (i) in the case of a breach of the representations and warranties set forth in Sections 3.1.3 and 3.2.1, and (ii) in the case of fraud, Buyer and the Indemnified Persons shall not be limited to recourse against the property held pursuant to the Escrow Agreement but, in addition thereto, shall have all other remedies provided by law.

         10.8 Escrow. Upon notice to Shareholders specifying in reasonable detail the basis for a claim for indemnification under this Article 10 ("CLAIM"), Buyer may give notice of a Claim under the Escrow Agreement. The failure to give a notice of a Claim under the Escrow Agreement will not constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

         10.9    Procedure for Indemnification -- Third Party Claims.

                 10.9.1 Promptly after receipt by an indemnified party under Section 10.2 or (to the extent provided in the last sentence of Section 10.3) Section 10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

                 10.9.2 If any Proceeding referred to in Section 10.5 is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding,
(i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

                 10.9.3 Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

                 10.9.4 Shareholders hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Shareholders with respect to such a claim anywhere in the world.

         10.10 Procedure for Indemnification -- Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

                                   ARTICLE 11
                               GENERAL PROVISIONS

         11.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel and accountants. Shareholders will cause the Company not to incur any out-of-pocket expenses in connection with the Contemplated Transactions. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party. Buyer shall pay all filing fees incurred in connection with the filing made under the HSR Act and shall reimburse the Company prior to the Closing Date for all filing fees incurred by the Company in connection therewith. Buyer shall pay all fees incurred in connection with the audit of the Company as of October 31, 1997, by Ernst & Young.

         11.2 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and Merger Sub determine. Unless consented to by Buyer or Merger Sub in advance or required by Legal Requirements, prior to the Closing Shareholders shall, and shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Shareholders, Buyer and Merger Sub will consult with each other concerning the means by which the Company's employees, customers and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer and Merger Sub will have the right to be present for any such communication.

         11.3 Confidentiality. Between the date of this Agreement and the Closing Date, Buyer, Merger Sub and Shareholders will maintain in confidence, and will cause the directors, officers, employees, agents and advisors of Buyer and the Company to maintain in confidence, and not use to the detriment of another party or the Company any written, oral or other information obtained in confidence from another party or the Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, (c) the furnishing or use of such information is required by legal proceedings or (d) the disclosure is required by Legal Requirements.

         If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. Whether or not the Closing takes place, Shareholders waive and will upon Buyer's or Merger Sub's request cause the Company to waive, any cause of action, right or claim arising out of the access of Buyer, Merger Sub or their representatives to any trade secrets or other confidential information of the Company except for the intentional competitive misuse by Buyer or Merger Sub of such trade secrets or confidential information.

         11.4 Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested or
(c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

                 To Shareholders:

                          William and Louise Warshauer
                          80 Lane 530 A
                          Lake James
                          Fremont, Indiana  46737

                          Lawrence E. Donay
                          15 Lane 470 B
                          Lake James
                          Angola, Indiana  46703

                 with a copy to:

                          Baker & Daniels
                          111 E. Wayne St.
                          Suite 800
                          Fort Wayne, Indiana  46802
                          Attention: N. Reed Silliman, Esq.

                 To Buyer or Merger Sub:

                          IMCO Recycling Inc.
                          5215 N. O'Connor Blvd.
                          Suite 940
                          Central Tower at Williams Square
                          Irving, Texas  75039
                          Attention: Paul V. Dufour
                 with a copy to:

                          Haynes and Boone, LLP
                          901 Main Street
                          Suite 3100
                          Dallas, Texas 75202
                          Attention: David H. Oden, Esq.

         11.5 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the state and federal courts serving Detroit, Michigan, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

         11.6 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

         11.7 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         11.8 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer and Shareholders dated September 15, 1997) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

         11.9 Disclosure Letter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

         11.10 Assignments, Successors and No Third-party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that Buyer and/or Merger Sub may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

         11.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         11.12 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         11.13 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

         11.14 Governing Law. This Agreement will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

         11.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.


                             *    *    *    *    *

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                       BUYER:

                                       IMCO RECYCLING INC.


                                       By:
                                          ------------------------------------
                                          Name:
                                               -------------------------------
                                          Title:
                                                ------------------------------


                                       MERGER SUB:


                                       IMCO RECYCLING OF COLDWATER INC.


                                       By:
                                          ------------------------------------
                                          Name:
                                               -------------------------------
                                          Title:
                                                ------------------------------


                                       THE COMPANY:


                                       ALCHEM ALUMINUM, INC.


                                       By:
                                          ------------------------------------
                                          Name:
                                               -------------------------------
                                          Title:
                                                ------------------------------


                                       SHAREHOLDERS:




                                       ---------------------------------------
                                       William Warshauer



                                       ---------------------------------------
                                       Louise Warshauer



                                       ---------------------------------------
                                       Lawrence E. Donay

                                   EXHIBIT A

                             OWNERSHIP PERCENTAGES

                                           Stock Merger                     Cash Merger
     Shareholder                     Consideration Percentage        Consideration Percentage
William Warshauer                           45.62%                            32.05%

Louise Warshauer                            45.63%                            32.06%

Lawrence E. Donay                            8.75%                            35.89%